EXHIBIT 99.1

Press Release – Information regarding Merger Consideration

Exhibit 99.1

Brent DiGiorgio Corporate Communications 203.338.3135 Fax: 203.338.3461 brent.digiorgio@peoples.com Peter Goulding, CFA Investor Relations 203.338.6799 peter.goulding@peoples.com

FOR IMMEDIATE RELEASE

December 2, 2010

PEOPLE’S UNITED FINANCIAL, INC. ANNOUNCES FINAL RESULTS OF ELECTIONS REGARDING SMITHTOWN BANCORP MERGER CONSIDERATION

BRIDGEPORT, CT - People’s United Financial, Inc. (NASDAQ: PBCT) today announced the merger consideration to be received by Smithtown shareholders in People’s United Financial’s acquisition of Smithtown Bancorp, Inc., which was completed on November 30, 2010.

Based on final election results and applying the proration provisions set forth in the merger agreement, Smithtown shareholders will receive the following merger consideration:

•	Smithtown shareholders will receive 0.304 of a share of People’s United Financial common stock for each Smithtown share for which they made a valid stock election;

•	Smithtown shareholders will receive $3.77 per share for each Smithtown share for which they made a valid cash election; and

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For Smithtown shareholders who expressed no preference or who did not make a valid election, approximately 47.5% of the Smithtown shares held by such persons will be exchanged for cash and the balance of the Smithtown shares held by such persons will be exchanged for People’s United Financial common stock, at the rate of $3.77 for each Smithtown share exchanged for cash, and 0.304 of a share of People’s United Financial common stock for each Smithtown share exchanged for stock.

Under the merger agreement, fractional shares of People’s United Financial common stock will not be issued. Instead, Smithtown shareholders will receive cash based on the average closing price of People’s United Financial common stock of $12.404 for the five full consecutive trading days ended November 29, 2010.

Of the 14,967,508 shares of Smithtown common stock outstanding immediately prior to the closing of the merger:

•	4,665,252 shares, or 31%, elected to receive People’s United Financial common stock;

•	5,803,394 shares, or 39%, elected to receive cash; and

•	4,498,862 shares, or 30%, did not make a valid election or did not express a preference.

The total consideration paid by People’s United Financial was approximately $56.4 million, which was comprised of approximately 2.1 million shares of common stock valued at $26.5 million; and $29.9 million in cash.

People’s United Financial, Inc., a diversified financial services company with approximately $25 billion in assets, provides consumer, commercial and wealth management services through its subsidiary, People’s United Bank, with nearly 340 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through additional subsidiaries, People’s United Bank provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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